Ligand Pharmaceuticals Appoints Dr. Jennifer Cochran to its Board of Directors

EMERYVILLE (July 14, 2021) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (“Ligand” or “the Company”) announces the appointment of Jennifer Cochran, Ph.D. to the Company's Board of Directors, effective immediately. Dr. Cochran is the Shriram Chair of the Department of Bioengineering at Stanford University, where she also is a professor of bioengineering and (by courtesy) of chemical engineering and a member of the cancer biology, biophysics and immunology programs.

“We were introduced to Jennifer a year ago during Ligand’s acquisition of xCella, where she was co-founder and board member. The addition of Jennifer to Ligand’s Board brings a wealth of entrepreneurial acumen as well as great intuition for where the industry is headed, which will be particularly valuable as we invest in our OmniAb technology stack and other drug-discovery businesses,” said John Kozarich, Ph.D., Chairman of Ligand. “Using an interdisciplinary approach to study complex biological systems, she also has a fantastic track record of building businesses and translating research into practical applications. We welcome Jennifer to Ligand’s Board of Directors and look forward to her contributions.”

Dr. Cochran has been with Stanford since 2005, with a leave of absence from 2015 to 2017 to focus on entrepreneurial pursuits. From 2015 to 2020 she served as Chief Scientist of Lagunita Biosciences, a healthcare investment company and incubator, and was co-founder and Director of xCella Biosciences, where she also served as President from 2015 to 2017. In 2020 she co-founded Red Tree Venture Capital, a life sciences investment fund where she serves as Chief Scientific Advisor.

Dr. Cochran has published nearly 100 research papers in peer-reviewed medical and scientific journals and is named inventor on more than 50 issued and pending patents. A number of molecules invented by Dr. Cochran and her collaborative teams have been licensed for development, including AVB-500, which is currently in Phase 3 clinical trials for ovarian cancer, and an engineered growth factor being developed for wound healing and cosmetic applications. Her team at xCella developed xPloration, a high-throughput screening platform that enables massively parallel, quantitative biochemical measurements to be performed on millions of B cell-producing antibodies, which was acquired by Ligand in December 2020. Dr. Cochran has founded multiple companies in the fields of oncology and regenerative medicine and has held various roles in these and other organizations, including currently serving on the board of six companies.

Dr. Cochran received a Ph.D. in biological chemistry from the Massachusetts Institute of Technology, where she completed her postdoctoral fellowship in the Department of biological engineering. She holds a B.S. in biochemistry from the University of Delaware. She has been recognized with numerous awards including the NIH/National Cancer Institute Howard Temin Award and was inducted as a fellow to the American Institute for Medical and Biological Engineering (AIMBE).

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Ligand’s business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Ligand’s business model is based on doing what Ligand does best: drug discovery, early-stage drug development, product reformulation and partnering. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected technology stack used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Pelican Expression Technology™ is a robust, validated, cost-effective and scalable approach to recombinant protein production, and is especially well-suited for complex, large-scale protein production that cannot be made by traditional systems. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Roche, Jazz Pharmaceuticals, Sanofi, Janssen, Takeda, Gilead Sciences, GSK and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Contacts:
Ligand Pharmaceuticals Incorporated                    LHA Investor Relations
Simon Latimer                                Bruce Voss
investors@ligand.com                            bvoss@lhai.com
(858) 550-7766                                (310) 691-7100
Twitter: @Ligand_LGND

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